Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 30, 2008, relating to the consolidated financial statements of Spreadtrum Communications, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company adopting Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109”, effective January 1, 2007), appearing in the Annual Report on Form 20-F for the year ended December 31, 2007.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Shanghai, China
June 19, 2009